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                                  EXHIBIT 5.1

                            MORRISON & FOERSTER LLP
             1290 Avenue of the Americas, New York, New York 10104
                        212-468-8000 * FAX 212-468-7900

                               February 12, 2001

Razorfish, Inc.
32 Mercer Street, 3rd Floor
New York, New York 10013

     Re: Razorfish, Inc.'s 1999 Stock Incentive Plan and Razorfish 2000
         Non-Officer Stock Incentive Plan (the "Plans")

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on February 12, 2001, and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 19,778,100 shares of your class A common stock, $.01 par value, which will be issuable under the Plans (the "Plan Shares").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans by Razorfish, Inc., and the authorization of the issuance of the Plan Shares and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                               Very truly yours,

                              /s/ Morrison & Foerster LLP
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